TECHE HOLDING COMPANY
                               Franklin, Louisiana

                                           FOR IMMEDIATE RELEASE, April 19, 2006
                                                                 8:15 am Central
 For More Information Contact:
 Patrick Little
 President and CEO
 (337) 560-7151


                    TECHE HOLDING COMPANY QUARTERLY EARNINGS
                       PER SHARE GROW 30% TO RECORD $0.86

         FRANKLIN, LA (AMEX: TSH)--Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported record earnings for the Company for the quarter ended March 31, 2006.

        Earnings for the quarter ended March 31, 2006 amounted to $2.0 million, or $0.86 per diluted share, compared to $1.5 million or $0.66 per diluted share for the same quarter in fiscal 2005, an increase of $0.20 per share, or 30.0%.

         Earnings for the fiscal year to date, or past six months, amounted to $3.6 million or $1.55 per diluted share, compared to $3.0 million or $1.27 per diluted share for fiscal 2005, an increase of $0.28 per diluted share, or 22.1%.

         The Company reported the following key achievements:

          o Total Deposits, fiscal year to date (i the past six months), increased $32.6 million, or 6.3%, to $548.6 million, from $516.1 million at September 30, 2005.

          o Total SmartGrowth Deposits, fiscal yea to date, increased $28 million, or 12.5%, to $252.6 million, from $224.6 million, amounting to 85.8% of deposit growth in the past six months.

          o Total Loans, fiscal year to date increased $11.2 million or 2.3% to $504.2 million from $493.0 at September 30, 2005.

          o Total SmartGrowth Loans, fiscal year to date, increased $17.7 million or 5.9% to $318.1 million, from $300.4 million, amounting to 161% of loan growth in the past six months.

          o Commercial Loans, fiscal year to date, increased $14.9 million to $129.8, or 13.0%, from $114.9 at September 30, 2005.

          o    Non-Interest   income,   for  the  six-month   period   increased
               $958,000, or 18.2%, to $6.2 million, compared to $5.3 million for the same period in fiscal 2005.

          o Net Interest Margin for the six-month period increased to 3.49% from 3.20% despite the unfavorable interest rate environment.

          o Net-Interest Income for the six month period increased $1.0 million or 10.4% over the same period last year, to $11.1 million, compared to $10.0 million for fiscal 2005.

          o New Loans in the past six months were $111.8 million, of which $96.7 million, or 87%, were SmartGrowth loans.

          o New Commercial Loans in the past six months were $68.7 million, or 61% of all new loans, compared to $39.5 for the same period in fiscal 2005.

          o Dividends increased to $0.27 per share compared to $0.23 per share for the quarter ended March 31, 2005, an increase of 17.4%.

Deposit Growth

         Six-Month Growth. Total deposits, for fiscal 2006 (the past six months) grew $32.6 million, or 6.3%, to $548.6 million, from $516.1 million.

         Three-Month Growth. Total deposits, compared to the linked quarter, grew $20.0 million, or 3.8%, to $548.6 million, from $528.6 million, exceeding the first quarter of fiscal 2006 growth of 2.4%.


SmartGrowth Deposits

         Six-month Growth. SmartGrowth Deposits, consisting of checking accounts, savings accounts and money market accounts, for fiscal 2006 grew $28 million, or 12.5%, to $252.6 million from $224.6 million at September 30, 2005. This increase in SmartGrowth deposits amounted to 85.8% of deposit growth over the past six-month period. Checking account balances grew $20.5 million, or 19.7%, to $124.5 million, from $104.0 million, amounting to 63% of the growth in deposits thus far in fiscal 2006.

         Three-Month Growth. SmartGrowth Deposits quarterly growth was $15.7 million, or 6.6% compared to the linked quarter. This increase in SmartGrowth deposits amounted to 78% of deposit growth over the past three months. Checking account balances grew $9.5 million, or 8.3%, to $124.5 million, from $115.0 million, amounting to 47% of the quarterly growth in deposits.

         SmartGrowth Deposits now amount to approximately 46% of all deposits compared to 45% at December 31, 2005.

         "Some of our deposit growth over the past six months was due to new customers coming to towns, cities and parishes in our market area from areas devastated by hurricanes Katrina and Rita," said Little. "We are pleased to have been of some help to those persons as they work to deal with this difficult situation."

Loan Growth

         Six-Month Growth. Loan growth, fiscal year to date, was $11.2 million, or 2.3%, to $504.2 million.

         Three-Month Growth. Loan growth, compared to the linked quarter, was $17.0 million, or 3.5%.


SmartGrowth Loans

         Six-month growth. SmartGrowth Loans, consisting of commercial loans, home equity loans, alternative mortgage loans and consumer loans, grew $17.7 million, or 5.9%, to $318.1 million from $300.4 million at September 30, 2005, primarily due to growth in commercial loans. For the six-month period, commercial loans grew $14.9 million, or 13.0%, to $129.8 million.

         Three-month growth. For the quarter ended March 31, 2006, SmartGrowth loans grew $19.7 million, or 6.6%, to $318.1 million from $298.5 million, primarily due to growth in commercial loans. Quarterly growth for commercial loans was $18.1 million, or 16.1%.

         SmartGrowth Loans amounted to 63.1% of total loans, compared to 61.3% at December 31, 2005.

         After some shrinkage of the loan portfolio (including the commercial loan portfolio) in the first quarter, in part because of delays in loan closing dates caused by Hurricanes Katrina and Rita, loans grew significantly in the second quarter of fiscal 2006. The bank's commercial loans consist predominantly of commercial real estate loans.

Net Interest Income

         Interest Income for the six months ended March 31, 2006, increased $1.4 million, or 7.7%, to $19.0 million compared $17.7 in fiscal 2005, primarily due to an increase in the average balance and yields of consumer and commercial loans.

         Interest Expense for the six months ended March 31, 2006, increased $316,000, or 4.1%, to $8.0 million compared to $7.7 million for the same period in fiscal 2005, primarily due to an increase in the average balance and rates paid on deposits.

         Net-interest income for the 2006 six-month period amounted to $11.1 million, compared to $10.0 million for the six months ended March 31, 2005, an increase of $1.0 million, or 10.4%.

         Interest Income for the quarter ended March 31, 2006, increased $594,000, or 6.5%, compared to the same period in fiscal 2005, primarily due to an increase in the average balance and yields of consumer and commercial loans.

         Interest Expense for the quarter ended March 31, 2006, remained relatively stable at $4.0 million, compared to $4.0 in fiscal 2005.

         Net interest income for the three months ended March 31, 2006, amounted to $5.7 million compared to $5.1 million in the same quarter last year, an increase of $0.6 million or 11.2%.

         The increase in net interest income was primarily due to growth in both the yields and average balances of the consumer and commercial loan portfolio. These increases were offset somewhat by an increase in the average balances and interest rates paid on interest bearing deposit accounts.


Non-Interest Income

         Six months. Non-interest income for fiscal 2006 was $6.2 million, compared to $5.3 million for the same period in fiscal 2005, an increase of $958,000 or 18.2%. Non- interest income for this period amounted to 36% of operating income. Deposit service charges amounted to 85.9% of total non-interest income for the six-month period ended March 31, 2006, compared to 84.3% in 2005. Non-interest income includes a $241,000 pre-tax gain on the sale of unused land during this period.

         Three Months. Quarterly non-interest income was $3.2 million, compared to $2.8 million for the same period in fiscal 2005, an increase of $404,000, or 14.6%. Non-
interest income amounted to 36% of operating revenue. Deposit service charges amounted to 87.9% of total non-interest income for this quarter, compared to 79.5% in 2005.

         In 2005, total quarterly non-interest income included a $203,000 one-time distribution as a result of the merger of Pulse EFT. Excluding the gain on the sale of assets, non-interest income for the quarters ended March 31, 2006 and 2005 was $3.1 million and $2.6 million, respectively.


Non-Interest Expense

         For the six-month period, non-interest expense amounted to $11.9 million, compared to $10.8 million at September 30, 2005, an increase of $1.1 million, or 10%.

         Non-interest expense amounted to $5.9 million compared to $5.6 million for the three months ended March 31, 2005, an increase of $342,000 or 6.1%, primarily due to compensation expense resulting from continued branch expansion, expensing of stock options and an increase in commercial loan staff.


Asset Quality

         Non-performing assets as a percent of total assets decreased to 0.68% at March 31, 2006, compared to 0.71% for the quarter ended December 31, 2005, and 0.75% at September 30, 2005.

         During the six months ended March 31, 2006, Teche experienced loan charge- offs in the amount of $473,000, primarily due to two credits resolved during the period. One loan for $480,000 was secured by 25 residential properties acquired in a merger; the other was a $1.2 million loan to a building contractor for two high-end residential properties. Management believes there will be no further charge-offs on these loans.

         Originally, 71 customers, whose aggregate loan balances amounting to $3.8 million, were granted forbearance as a result of the impact of hurricanes Katrina and Rita. Of these, currently 17 customers with aggregate loan balances amounting to $1.4 million continue to receive forbearance of some type. Loans granted forbearance receive new temporary terms and are not considered non-performing.

Increase in Dividends

         Since June 12, 2003, Teche has increased dividends for twelve consecutive quarters and currently pays a $0.27 per share quarterly dividend. Based on the closing price of our common stock at end of business on March 31, 2006, the annualized dividend yield was 2.6%. Based on dividends and diluted EPS fiscal year to date, the dividend payout ratio is 35.2%


Net Interest Margin

         Net interest margin amounted to 3.49% for the six months ended March 31, 2006, compared to 3.20% for the same period in fiscal 2005. For the quarter, Net Interest margin amounted to 3.59%, compared to 3.39% for the linked quarter and 3.18% for the same quarter in fiscal 2005.

         Net interest margin increased for several reasons. First, interest on loans increased, primarily due to increases in interest rates and to an increase in SmartGrowth loan balances compared to last year. Second, both SmartGrowth low- cost deposit balances and time deposit balances increased, replacing higher cost FHLB advances.

         Compared to the linked quarter, FHLB advances decreased $6.6 million, or 7.6% to $79.9 million from $86.5 million. For fiscal 2006, FHLB advances decreased $13.5 million or 14.5%. A year ago, FHLB advances were $140.5 million, a one-year decrease of $60.6 million, or 43%.

         "Over the past year, as deposits have dramatically increased, we have also dramatically decreased advances from the Federal Home Loan Bank," said Little. "This process, and the continued execution of our SmartGrowth strategy, has positively affected our net interest margin."

         Teche Federal Bank is the fourth largest publicly traded bank based in Louisiana with over $696 million in assets. Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 50,000 customers. Teche Holding Company's common stock is traded under the symbol "TSH" on the American Stock Exchange.


         Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward- looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                                       ###

                                          TECHE HOLDING COMPANY
                               (Dollars in thousands, except per share data)
                                               Franklin, LA
                                           Statements of Income
                                                (UNAUDITED)

                                                           Three Months Ended                    Six Months Ended
                                                                March 31                             March 31
                                                           2006              2005             2006              2005
                                                           ----              ----             ----              ----

 Interest Income                                         $9,680            $9,086          $19,045           $17,687
 Interest Expense                                         3,979             3,960            7,982             7,666
 Net Interest Income                                      5,701             5,126           11,063            10,021
 Provision for Loan Losses                                   45                30               90                60
 Net Interest Income after
   Provision for Loan Losses                              5,656             5,096           10,973             9,961
 Other Income                                             3,164             2,760            6,218             5,260
 Other Expenses                                           5,932             5,590           11,903            10,819
 Income Before Gain on Sales of
   Securities and Income Taxes                            2,888             2,266            5,288             4,402
 Gains on
   Sales of Securities                                       34                17               34                25
 Income Taxes                                               950               743            1,730             1,439

 Net Income                                              $1,972            $1,540           $3,592            $2,988


 Selected Financial Data
 -----------------------

 Dividends Declared Per Share                             $0.27             $0.23            $0.53             $0.45
 Basic Earnings Per Common Share                          $0.87             $0.69            $1.58             $1.34
 Diluted Earnings Per Common Share                        $0.86             $0.66            $1.55             $1.27
 Annualized Return on Avg. Assets                         1.15%             0.89%            1.05%             0.89%
 Annualized Return on Avg. Equity                        12.76%            10.26%           11.67%             9.95%
 Annualized Return on Avg.
  Tangible Equity (1)                                    13.76%            11.16%           12.60%            10.82%
 Net Interest Margin                                      3.59%             3.18%            3.49%             3.20%
 Non Interest Income/Avg. Assets                          1.85%             1.60%            1.82%             1.56%
 Non Interest Expense/Avg. Assets                         3.47%             3.24%            3.48%             3.22%


 (1) Eliminates the effect of goodwill and the core deposit intangible assets and the related amortization expense on a tax effected basis. The amount was calculated using the following information:


 Annualized Return on Avg.
 -------------------------
  Tangible Equity (1)
  -------------------

 Average Stockholders' Equity                            $ 61,831          $ 60,040           $ 61,568           $ 60,070
 Less average goodwill and other intangible
   assets, net of related income taxes                      3,941             3,892              3,955              3,887
                                                         --------          --------           --------           --------
 Average Tangible Equity                                 $ 57,890          $ 56,148           $ 57,613           $ 56,183
                                                         ========          ========           ========           ========

 Net Income                                              $  1,972          $  1,540           $  3,592           $  2,988
 Plus Amortization of core deposit
   Intangibles, net of related income taxes                    19                26                 37                 52
                                                         --------          --------           --------           --------
 Net Income, as adjusted                                 $  1,991          $  1,566           $  3,629           $  3,040
                                                         ========          ========           ========           ========

                                           TECHE HOLDING COMPANY
                               (Dollars in thousands, except per share data)
                                               Franklin, LA
                                              Balance Sheets
                                                (UNAUDITED)
                                                    at

                                                                          Mar. 31, 2006                  Sept. 30, 2005

 SmartGrowth Loans*                                                          $318,139                        $300,443
 Mortgage Loans**                                                             185,051                         192,524
                                                                             --------                        --------
                                                                              504,190                         492,967
 Allowance for Loan Losses                                                    (4,796)                         (5,151)
                                                                             --------                        --------
 Loans Receivable, Net                                                        499,394                         487,816

 Cash and Securities                                                          157,677                         150,991
 Goodwill and Other Intangibles                                                 3,927                           3,982
 Foreclosed Real Estate                                                         1,531                             270
 Other                                                                         34,127                          33,763
                                                                             --------                        --------
 TOTAL ASSETS                                                                $696,418                        $676,822
                                                                             ========                        ========

 SmartGrowth Deposits***                                                     $252,570                        $224,611
 Time Deposits                                                                296,069                         291,441
                                                                             --------                        --------
 Total Deposits                                                               548,639                         516,052

 FHLB Advances                                                                 79,861                          93,409
 Other Liabilities                                                              5,888                           6,023
 Stockholders' Equity                                                          62,030                          61,338
                                                                             --------                        --------
 TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                                                        $696,418                        $676,822
                                                                             ========                        ========

 Ratio of Equity to Assets                                                      8.91%                           9.06%
 Tangible Equity to Tangible Assets (2)                                         8.40%                           8.53%
 Book Value per Common Share                                                   $27.49                          $26.79
 Tangible Book Value Per Common                                                $25.62                          $25.09
 Share (2)
 Non-performing Assets/Total Assets                                             0.64%                           0.75%
 Shares Outstanding (in thousands)                                              2,256                           2,290

 *       Consumer, Commercial, Home Equity, and Alternative Mortgage Loans
 **      Owner Occupied Conforming Mortgage Loans
 ***     Checking, Money Market and Savings Deposits

 (2) Eliminates the effect of goodwill and the core deposit intangible assets and the related accumulated amortization on a tax-effected basis. The amount was calculated using the following information:


 Stockholders' Equity                                                         $62,030                         $61,338
 Less goodwill and other Intangible
   assets, net of related income taxes                                          3,836                           3,886
                                                                             --------                        --------
 Tangible Stockholders' Equity                                                $58,194                         $57,452
                                                                             ========                        ========

 Total Assets                                                                $696,418                        $677,222
 Less goodwill and other Intangible
   assets, net of related income taxes                                          3,836                           3,886
                                                                             --------                        --------
 Total Tangible Assets                                                       $692,582                        $673,336
                                                                             ========                        ========